EXHIBIT 99.1

Duos Technologies Group Reports Fourth Quarter and Full Year 2021 Results

Jacksonville, FL / Accesswire / March 30, 2022 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of vision based analytical technology solutions, reported financial results for the fourth quarter (“Q4 2021”) and full year ended December 31, 2021.

Fourth Quarter 2021 and Recent Operational Highlights

•	Awarded a $2.7 million contract with an existing Class I rail operator customer to deploy an additional Railcar Inspection Portal (rip®) on the U.S. side of the customer's Southwestern border operations. The contract includes a recurring revenue portion encompassing annually renewable site maintenance and artificial intelligence services. Installation and development efforts are expected to be completed by the third quarter of 2022.
•	Awarded a contract for an additional rip® with existing Class I rail customer CSX Transportation. This agreement marks the third portal to be installed as part of the Company’s continued partnership with CSX. Installation is expected to be completed by the third quarter of 2022.
•	Awarded a contract for an additional rip® with existing Class I rail customer CSX Transportation. This agreement marks the third portal to be installed as part of the Company’s continued partnership with CSX. Installation is expected to be completed by the third quarter of 2022.
•	Awarded a $500,000 contract for Automatic Pantograph Inspection System (apis®) with a large Canadian transit agency, establishing a strategic transit partner in Canada for Duos. The system is expected to be installed and fully operational by the third quarter of 2022.
•	Successfully raised approximately $5.3 million in gross proceeds through an underwritten public offering of 1,325,000 shares of common stock at a price of $4.00 per share. The Company raised a further $795,000 as an over-allotment issuing a further 198,750 shares. The total net proceeds received were $5.5 million. The Company intends to use the proceeds from the offering for potential acquisitions, general corporate purposes and working capital.
•	In November, the Company consolidated its operations into a single location in Jacksonville, FL. In addition to creating a more collaborative working environment, the new facility will have sufficient space for the Company's anticipated expansion over the next 12 months.

Fourth Quarter 2021 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q4 2021 was essentially unchanged at $3.72 million compared to $3.78 million in the fourth quarter of 2020 (“Q4 2020”). Total revenue for Q4 2021 represents an aggregate of approximately $3.12 million of technology systems revenue and approximately $592,000 in recurring services and consulting revenue. Performance during Q4 2021 was driven by new revenues being recorded after lengthy delays in receiving “notices to proceed” for anticipated new contracts earlier in the year, which pushed delivery dates into the second half of 2021 and into 2022. Although the industries in which the Company operates are showing early signs of recovery from the delays incurred because of the COVID-19 pandemic, other macro-economic effects impacted the Company, including supply chain issues and inflation, which are extending deadlines for shipment of key components used in Duos’ technology systems.

Cost of revenues for Q4 2021 increased 9% to $3.10 million compared to $2.83 million for Q4 2020. The increase in cost of revenues for technology systems for Q4 2021 compared to Q4 2020 was driven by the need for additional work for some of the Company’s existing installations, additional costs related to new deployments of an undercarriage technology, and supply chain disruptions. Cost of revenues for Q4 2021 compared to Q4 2020 also increased on services and consulting but at a slower rate than the increase in revenues for the comparable periods. This positive trend is expected to continue as more of the Company’s business is expected to come from recurring revenue. Duos is focused on expanding support operations in 2022 in an effort to increase expected recurring revenue streams and expand gross margins in line with company growth.

Gross margin for Q4 2021 decreased 35% to $618,000 compared to $951,000 for Q4 2020. The decrease in gross margin for Q4 2021 compared to Q4 2020 was driven by a decrease in recorded revenues for Q4 2021 compared to Q4 2020 and an increase in total costs incurred during Q4 2021 in support of those underlying revenues. The main reasons for the elevated level of cost in Q4 2021 relative to Q4 2020 were additional costs incurred during Q4 2021 as the result of additional development work on certain elements of the Company’s more complex installations as well as higher costs of materials due to supply chain disruptions. The resultant additional cost of revenues in Q4 2021 was partially offset by decreases in G&A expenses during the same period. The Company anticipates an improvement in the overall gross margin for the full year reporting in 2022, with much of the improvement expected to occur in the second half of the year when ongoing contract revenues are recognized.

Operating expenses for Q4 2021 decreased 33% to $858,000 compared to $1.36 million for Q4 2020. The decrease in operating expenses for Q4 2021 compared to Q4 2020 was driven by a 37% decrease in administration expenses and a 26% decrease in sales and marketing costs, partially offset by a modest increase in research and development costs.

Net loss for Q4 2021 totaled $250,000 compared to net loss of $426,000 for Q4 2020. The improvement in net loss for Q4 2021 compared to Q4 2020 was primarily attributable to the decrease in operating expenses previously noted, partially offset by the aforementioned increase in total cost of revenue.

Cash and cash equivalents at December 31, 2021 totaled $894,000 compared to $3.97 million at December 31, 2020. As noted previously, in February 2022, the Company conducted an underwritten public offering of its common stock resulting in gross proceeds of approximately $6.1 million before deducting expenses of $600,000. As of March 28, 2022, the Company had a pro forma cash position of approximately $5.7 million.

Full Year 2021 Financial Results

Total revenue for 2021 increased 3% to $8.26 million compared to $8.04 million for 2020. Total revenue for 2021 represents an aggregate of about $5.87 million for technology systems revenue and $2.39 million in recurring services and consulting revenue. The increase in total revenue for 2021 compared to 2020 was driven by new revenues being recorded after lengthy delays in receiving “notices to proceed” for anticipated new contracts earlier in the year, which pushed delivery dates into the second half of 2021 and into 2022. There was a slight decrease in revenue from systems which was more than offset by a 15% increase in services revenue, most of which is recurring in nature.

Cost of revenues for 2021 increased 39% to $10.82 million compared to $7.80 million for 2020. The increase in cost of revenues for technology systems for 2021 compared to 2020 was driven by additional work being necessary for some of the Company’s existing installations, additional costs related to new deployments of an undercarriage technology, and supply chain disruptions. Cost of revenues also increased on services and consulting but at a slower rate than the increase in revenues. As noted previously, this positive trend is expected to continue as more of the Company’s business is expected to come from recurring revenue.

Gross margin for 2021 decreased to a loss of $2.56 million compared to a profit of $236,000 for 2020. The decrease in gross margin for 2021 compared to 2020 was mainly the result of higher costs and certain delays incurred in 2021 related to supply chain issues during the year. Throughout 2021, the Company experienced an increase in costs related to the revamp of its operations to support an anticipated increase in the number of new systems. As previously mentioned, the main reason for the elevated level of cost is the result of additional development work being necessary on certain elements of the Company’s more complex installations as well as higher costs of materials due to supply chain disruptions. The resultant additional cost of revenues, while somewhat offset by decreases in G&A expenses, was not covered by a comparable increase in revenues as of the third quarter 2021. However, these costs were offset by positive gross margins in Q4 2021.

Operating expenses for 2021 decreased 29% to $4.90 million compared to $6.87 million for 2021. The decrease in operating expenses for 2021 compared to 2020 was the result of a 44% decrease in 2021 in overall administration costs, offset by a 72% increase in sales and marketing in 2021. The decrease was also partially due to the recording of a separation agreement in 2020, which was not present in 2021, combined with other reductions in cost in 2021 as part of the restructuring of the business. Additionally, certain costs to support the organization as it operated at that time were eliminated as an offset to increases in operations staff.

Net loss for 2021 totaled $6.01 million compared to a net loss of $6.75 million for 2020. The improvement in net loss is primarily attributable to the effect of the Paycheck Protection Plan (“PPP”) loan forgiveness in 2021, which was offset by increases during the year in project expenses as previously described.

Financial Outlook

During Q4 2021, the Company was successful in closing several high-value contracts and is entering 2022 with a strong commitment of business, currently representing approximately $16.5 to $18 million in revenue expected to be recognized in calendar 2022.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2022. The Company expects total revenue for 2022 to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021.

Duos expects this improvement in operating results to be reflected over the course of the full year in 2022. As a result of timing and other factors, the Company expects revenues in the first quarter of 2022 to sequentially decrease before improving in later periods.

Management Commentary

“Our improved financial results confirm the preliminary estimates we provided in January, and we believe have us on firm footing as we enter 2022,” said Duos Chief Executive Officer Chuck Ferry. “Looking ahead, based on several recent contract signings as well as additional implementation and upgrade work planned with existing customers, we currently have a record of contract committed business on which we’ll be looking to execute throughout the balance of the year and into 2023. While supply chain challenges as well as inflationary pricing continue to impact the global economy and, relatedly, our operations, we have taken several steps over the last twelve-plus months in an effort to mitigate potential impacts where possible. Our recent, successful capital raise has allowed us to materially improve our working capital and provides us with the financial flexibility to manage through quarterly fluctuations, which has been the norm for our historically project-driven structure. Long term, we remain focused on building a more predictable, recurring revenue driven business. As we layer on additional services, increase maintenance work across a larger customer base, and improve the quality, complexity and applications for our artificial intelligence offerings, we believe we will be able to achieve consistent, profitable growth.”

Conference Call

The Company’s management will host a conference call today, March 30, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Wednesday, March 30, 2022

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13728234

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; the intended uses of proceeds from our recently completed capital raise; information with respect to potential acquisitions and other transactions; ongoing developments with respect to the COVID-19 pandemic; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; potential increases in recurring revenue (including the potential shift in sources of revenue towards service revenue); potential changes in gross margin (including the timing thereof); changes in our support operations (including [streamlining] thereof); [statements regarding our backlog and potential revenues deriving therefrom]; and statements about future profitability and potential growth of the Company.. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos

Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts
Corporate
Fei Kwong, Director, Corporate Communications
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2021	2020
REVENUES:
Technology systems	$5,871,666	$5,964,801
Services and consulting	2,388,251	2,074,647

Total Revenues	8,259,917	8,039,448

COST OF REVENUES:
Technology systems	7,151,276	5,642,880
Services and consulting	1,369,985	1,139,357
Overhead	2,297,826	1,021,375

Total Cost of Revenues	10,819,087	7,803,612

GROSS MARGIN	(2,559,170)	235,836

OPERATING EXPENSES:
Sales & marketing	1,233,851	717,809
Research & development	251,563	102,219
Administration	3,412,367	6,050,236

Total Operating Expenses	4,897,781	6,870,264

LOSS FROM OPERATIONS	(7,456,951)	(6,634,428)

OTHER INCOME (EXPENSES):
Interest expense	(20,268)	(150,137)
Other income, net	1,468,318	37,130

Total Other Income (Expenses)	1,448,050	(113,007)

NET LOSS	$(6,008,901)	$(6,747,435)

Basic & Diluted Net Loss Per Share	$(1.63)	$(2.03)

Weighted Average Shares-Basic & Diluted	3,694,293	3,320,193

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash	$893,720	$3,969,100
Accounts receivable, net	1,738,543	1,244,876
Contract assets	3,449	102,458
Inventory	298,338	112,423
Prepaid expenses and other current assets	354,613	374,203

Total Current Assets	3,288,663	5,803,060

Property and equipment, net	603,253	342,180
Operating lease right of use asset	4,925,765	196,144
Security deposit	600,000	—

OTHER ASSETS:
Patents and trademarks, net	66,482	64,415
Total Other Assets	66,482	64,415

TOTAL ASSETS	$9,484,163	$6,405,799

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,044,500	$599,317
Accounts payable - related parties	—	7,700
Notes payable - financing agreements	52,503	42,942
Payroll taxes payable	—	3,146
Accrued expenses	618,093	1,038,092
Equipment financing agreements-current portion	80,335	89,620
Operating lease obligations-current portion	315,302	202,797
PPP loan-current portion	—	627,465
Contract liabilities	1,232,638	709,553
Deferred revenue	596,673	315,370

Total Current Liabilities	3,940,044	3,636,002

Equipment financing payable, less current portion	22,851	103,184
Lease obligations, less current portion	4,739,783	—
PPP loan, less current portion	—	782,805

Total Liabilities	8,702,678	4,521,991

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 851 and 851 issued and outstanding at December 31, 2021 and 1,705 and 1,705 issued and outstanding at December 31, 2020, convertible into common stock at $7 per share	851,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 2,500 issued and outstanding at December 31, 2021 and 0 issued and outstanding at December 31, 2021, convertible into common stock at $5.50 per share	2,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 4,111,047 and 3,535,339 shares issued, 4,109,723 and 3,534,015 shares outstanding at December 31, 2021 and December 31, 2020, respectively	4,111	3,536
Additional paid-in-capital	43,080,877	39,820,874
Total stock & paid-in-capital	46,435,988	41,529,410
Accumulated deficit	(45,497,051)	(39,488,150)
Sub-total	938,937	2,041,260
Less: Treasury stock (1,324 shares of common stock at December 31, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	781,485	1,883,808

Total Liabilities and Stockholders' Equity	$9,484,163	$6,405,799

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2021	2020
REVENUES:
Technology systems	$5,871,666	$5,964,801
Services and consulting	2,388,251	2,074,647

Total Revenues	8,259,917	8,039,448

COST OF REVENUES:
Technology systems	7,151,276	5,642,880
Services and consulting	1,369,985	1,139,357
Overhead	2,297,826	1,021,375

Total Cost of Revenues	10,819,087	7,803,612

GROSS MARGIN	(2,559,170)	235,836

OPERATING EXPENSES:
Sales & marketing	1,233,851	717,809
Research & development	251,563	102,219
Administration	3,412,367	6,050,236

Total Operating Expenses	4,897,781	6,870,264

LOSS FROM OPERATIONS	(7,456,951)	(6,634,428)

OTHER INCOME (EXPENSES):
Interest expense	(20,268)	(150,137)
Other income, net	1,468,318	37,130

Total Other Income (Expenses)	1,448,050	(113,007)

NET LOSS	$(6,008,901)	$(6,747,435)

Basic & Diluted Net Loss Per Share	$(1.63)	$(2.03)

Weighted Average Shares-Basic & Diluted	3,694,293	3,320,193